Exhibit 10.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SERVICES AND PARTNERSHIP AGREEMENT

THIS SERVICE AND PARTNERSHIP AGREEMENT (“Agreement”) is effective as of April 12, 2021 (“Effective Date”) and is made between Shopify Inc., with an address at 151 O’Connor Street, Ottawa, Ontario, Canada, K2P 2L8, Shopify International Limited, with an address at 2nd Floor Victoria Buildings 1-2 Haddington Road, Dublin 4, D04 XN32, Ireland (referred to jointly herein as “Shopify”) and Global-e Online Ltd., with an address at 25 Bazel St., Petah Tikva, Israel (“GLBE”). Shopify and GLBE are referred to individually as a “Party”, and collectively as the “Parties.” For the purposes of this Agreement, except as otherwise specified, references to either Party shall be deemed to be references also to such Party’s Affiliates (as defined below) and shall bind such Affiliates.

1. Introduction.

GLBE offers, administers and provides access to certain Services (as defined below) acting as ‘merchant of record’ for the sale of goods offered by online merchants. GLBE and Shopify are entering into this Agreement for GLBE to make the Services, acting as merchant of record, available to Merchants (as defined below), all in accordance with the terms and conditions set forth in this Agreement.

2. Definitions.

2.1. “Affiliates” means any entity that directly or indirectly controls, is controlled by or is under common control with a Party.

2.2. “Applicable Law” means all federal, state, and local laws and regulations, directives and any other relevant authorities, guidance and requirements, including those of Regulatory Authorities or payment networks, applicable to the Parties’ performance under this Agreement, including, but not limited to, as may be applicable, securities laws and regulations (including those of the U.S. Securities and Exchange Commission (the “SEC”) or with the Canadian securities regulators), privacy and data protection laws and regulations, anti-money laundering (“AML”), Office of Foreign Assets Control (“OFAC”), and applicable anti-bribery and anti-corruption laws including the Foreign Corrupt Practices Act.

2.3. “Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions by another corporation (including its affiliates), entity, or person.

2.4. “Confidential Information” of the Party making disclosure thereof (“Disclosing Party”) means all data and information, regardless of the form or media, relating to the Disclosing Party of which the receiving Party (“Receiving Party”) becomes aware as a consequence of, or in relation to, the performance of its obligations or rights under this Agreement, which (i) is not generally known by the public, and (ii) is reasonably identified as confidential at the time of disclosure or which, under the circumstances surrounding disclosure, ought to be reasonably considered as confidential. Confidential Information includes (a) any information about Disclosing Party’s and its Affiliates’ (1) employees, (2) business plans, methods and practices, (3) marketing plans, method and practices, including data flows, product processes and security features, (4) financial information, (5) price lists and pricing policies, (6) contracts and contractual relations with customers, (7) customer names and lists, and (8) personally identifiable information (as defined under Applicable Law); (b) technical information and requirements, drawings, engineering data, performance specifications; (c) the existence and terms and conditions of this Agreement; and (d) confidential information of third parties.

2.5. [***]

2.6. “GLBE Services” means localization and merchant of record services, including merchant onboarding services, localized welcome messaging for international buyers, local currency pricing, merchant of record services, local acquiring, local payment methods, duty and tax calculation, international shipping, international returns, buyer-facing customer service, import and export compliance services, and other associated compliance services to enable international direct-to-consumer selling by Merchants.

2.7. “Gross Merchandise Volume” or “GMV” means the total value of all sales (including shipping and tax amounts) for all transactions processed through the GLBE Shopify App for Merchants (either through the Shopify native checkout or through the GLBE checkout).

2.8. “Materials” means any content, information, materials and items provided or made accessible by a Party pursuant to this Agreement, including APIs, links, text, images, audio, video and other copyright works, and software, tools, technologies and other functional items, and any other intellectual property in whatever format. Shopify Materials and GLBE Materials shall be construed accordingly.

2.9. “Merchants” means any merchant users of the Shopify commerce platform who will expressly elect to use the GLBE Services, and other merchant users of the Shopify commerce platform currently using GLBE Services.

2.10. “Security Event” means the unauthorized acquisition of or access to any confidential or personally identifiable information that has been provided by or made available on, or through the Shopify platform or the API, including due to access or use by an unauthorized person or due to unauthorized use.

2.11. “Shopify API Terms” means the Shopify API License and Terms of use, as amended from time to time, available at https://www.shopify.com/legal/api-terms.

2.12. “Shopify Partner Terms” means the Shopify Partner Program Agreement, as amended from time to time, available at https://www.shopify.ca/partners/terms.

2.13. “Taxes” means any taxes, levies, assessments, imposts, duties or similar charges imposed by any taxing authority.

3. Commercial Arrangement

3.1. Strategic Partnership

3.1.1. Commencing on the Effective Date, Shopify and GLBE shall become strategic partners as provided hereinafter and shall continue their co-operation in order to secure and strengthen the existing collaboration to increase effective cross-border trade and benefit from mutual strong growth in the activity of the Merchants.

3.1.2. To affect such strategic partnership, each of GLBE and Shopify shall commit to certain undertakings and obligations towards the other party as further described hereinafter.

3.2. Scope of Relationship

3.2.1. For the duration of the Term, GLBE will be the exclusive third-party provider of an end-to-end cross-border solution that includes localization, merchant of record, duty and tax calculation and remittance, and shipping services for Merchants in a single solution with permissions to access and integrate into the Shopify platform checkout.

3.2.2. Notwithstanding anything to the contrary, Shopify will be entitled to offer its own native, whitelabel, or branded partnership merchant of record solution to any merchants without limitation. Further, each Party will remain free to contract with others with respect to the subject matter of the Agreement, and to provide services that are the same as or similar to those provided by the other party, provided that it does not use the other party’s Confidential Information in so doing. Shopify, may, at its sole discretion, or based on merchants’ needs, refer clients to use the GLBE Services, provided however, that in no event will Shopify be required to refer any merchants to GLBE, in preference over other providers of similar services.

3.2.3. The Parties will cooperate in good faith to set mutual goals for the partnership.

3.3. Consideration

3.3.1.

Shopify Revenue Share. During the Term, Shopify is entitled to the “Shopify Revenue Share”, for each Merchant who uses the GLBE Services during the Term, calculated as the product of (i) the [***] during an applicable calendar month, multiplied by (ii) [***]. Notwithstanding the aforementioned, with respect to [***], including such [***] with respect to which payments were due and made to Shopify prior to the Effective Date, then commencing on the Effective Date and continuing for the [***] period thereafter, the Shopify Revenue Share will be calculated as the product of (i) the [***] during an applicable calendar month, multiplied by (ii) [***]. Commencing as of immediately following [***], the Shopify Revenue Share payable for such [***] will [***] from [***] and will continue throughout the Term as of that point. Without derogating from this provisions of this Section 3.3.1, Shopify and GLBE will discuss in good faith and from time to time and will mutually agree on a case by case basis, [***] with respect to [***]. The discussion will take place between GLBE’s CRO and Shopify’s Partnership Manager, unless otherwise agreed on an ad-hoc basis.

3.3.2. Warrant Agreement. At the time of execution of this Agreement, the Parties shall enter into the warrant agreement attached hereto as Schedule 3.3.2.

3.3.3.

Payouts to Shopify. No later than [***] business days following the end of each calendar month during the Term, GLBE will transfer, in U.S. dollars via wire transfer or ACH, to Shopify’s U.S. bank account (the “Shopify Account”) the aggregate amount of Shopify Revenue Share due for such calendar month pursuant to Sections 3.3.1.

3.3.4.

Statement of Accounts. GLBE hereby acknowledges and agrees to submit relevant reports to Shopify and shall do so on a monthly basis for each month (or portion of a month), as defined herein. GLBE will submit to Shopify each month via email [***], a statement detailing the total amount of Shopify Revenue Share for the month, including the total Gross Merchandise Volume segmented according to [***] processed by Merchant country location and which is transacted for Merchants through Shopify’s native checkout and [***], and any other associated information requested by Shopify, all of which will be compiled by GLBE acting in good faith. GLBE will provide Shopify such statement in substantially the format set out in Schedule 3.3.4, which will be deemed accepted after 30 days from submission. The reporting by GLBE will be at all times in sufficient detail to permit Shopify to validate the amount of any such payment.

3.4. GLBE Obligations

3.4.1. GLBE will render the GLBE Services directly to the Merchants, and will perform the GLBE Services in a professional manner, in compliance with Applicable Law, and consistent with high industry standards. GLBE, at its sole expense, shall be responsible for ensuring the Merchants’ meet the GLBE eligibility criteria to use the GLBE Services.

3.4.2. GLBE, at its sole expense, shall: (i) develop all Merchant agreements and disclosures governing or related to the GLBE Services; and (ii) be responsible for ensuring that such Merchant agreements comply with Applicable Law. GLBE will provide to Shopify all template Merchant agreements in use by GLBE with respect to GLBE Services provided to Merchants at any time for review by Shopify. GLBE will consider, in good faith, any modifications suggested by Shopify.

3.4.3. GLBE, at its sole expense, shall provide the GLBE Services to Merchants, in accordance with the applicable Merchant services agreement (to be entered into exclusively by GLBE and the Merchant, and not by Shopify, based on commercial terms to be agreed upon directly between GLBE and the Merchant), and will be exclusively liable and responsible towards the Merchant for all its obligations under the applicable Merchant services agreement.

3.4.4.

GLBE will make all necessary modifications to the GLBE Services to integrate the GLBE Services in such a manner that is satisfactory to Shopify in its sole reasonable discretion. GLBE will make all such modifications within [***] of Shopify providing GLBE with access to the API referred to in section 3.5.3 below. GLBE will work with Shopify in good faith throughout the term of this Agreement in order to make any modifications to the GLBE Services that Shopify deems necessary to improve, update, enhance, or maintain the integration with the Shopify platform.

3.4.5. GLBE will be responsible for all customer support and servicing directly related to the provision of the GLBE Services to Merchants. Nothing in this subsection 3.4.5 shall be construed to limit the scope of Shopify’s relationship with any Merchants using the GLBE Services or its ability to provide support to Merchants.

3.5. Shopify Obligations

3.5.1. Shopify shall, for the term of this Agreement, host the merchant platform as well as the Shopify native checkout (together the “Platform”). Shopify’s obligation will be to configure and maintain the Platform in a manner that will allow GLBE to perform its obligations under this Agreement and its direct service commitments to Merchants in compliance with Applicable Law.

3.5.2. Shopify will be further obligated to allow the integration of applicable elements of the GLBE Services to the Shopify native checkout. Such applicable elements will be determined by Shopify in its sole discretion, and Shopify will at all times have sole authority to improve, update, and modify its native checkout.

3.5.3. Shopify will make available all of the required APIs that Shopify determines in its sole and reasonable discretion to be necessary to permit GLBE to integrate the GLBE Services into the Shopify platform.

3.6. Committees. The Parties will establish an operating committee (“Strategic Operating Committee”) to oversee and review all aspects of the partnership, including a sub-committee for commercial aspects, and a sub-committee for technological and development aspects. The Strategic Operating Committee will consist of persons with sufficient enterprise responsibility and knowledge of a business unit integral to the performance or supervision of the partnership, as applicable, within each Party (e.g., business development, product/engineering).

4. Audit

4.1. GLBE shall maintain consistently applied, accurate and complete books, records and other documents (including electronic files) to document compliance with this Agreement. GLBE shall maintain the applicable books, records and other documents in conformance with generally accepted accounting principles.

4.2. Shopify will have the right at any time to itself perform, or appoint an independent auditor under appropriate non-disclosure conditions, to audit GLBE’s books, records and other relevant documents (including electronic files) reasonably required by Shopify to validate the accuracy and completeness of the reporting provided by GLBE under Section 3.3.4.

4.3. GLBE shall be required to comply with all Shopify audit requirements, including but not limited to providing Shopify or its independent auditor, as applicable, with access to GLBE’s books, records and other relevant documents (including electronic files) necessary to confirm GLBE’s compliance with this Agreement. The foregoing access shall include electronic access to such books, records and documents; providing such access within the time frame requested by Shopify; cooperating with Shopify and responding to any requests from Shopify in a timely fashion, and providing Shopify with access to any relevant personnel, provided however, that GLBE will not be required to provide any information, access, records or books that could compromise GLBE’s confidentiality or other undertakings towards third parties which are not relevant for the performance of the audit or the validity of the reporting obligations under Section 3.3.4.

4.4. If any such audit reveals financial non-compliance by GLBE:

4.4.1. Shopify or the independent auditor who conducted such audit, as applicable, will provide GLBE with a report (along with supporting documentation) indicating any discrepancies and other failures by GLBE to fulfill its financial obligations under this Agreement;

4.4.2. prompt adjustment will be made by GLBE to compensate for any overpayments or underpayments disclosed by any such audit; and

4.4.3. any expense incurred as part of such examination will be paid by Shopify unless such examination reveals an underpayment of the amounts due from GLBE to Shopify during the audit period that exceeds three (3%) percent of the amount actually due during such period, in which case GLBE will reimburse Shopify for the costs of the audit and will pay the underpayment amount to Shopify within thirty (30) days of the conclusion of the audit.

4.5. If any such audit reveals any technical or other discrepancies or non-compliance, GLBE will be provided with 45 days’ notice to remedy such non-compliance, failing which Shopify may terminate this Agreement.

5. Representations, Warranties and Covenants.

5.1. GLBE Representations, Warranties and Covenants. GLBE represents, warrants and covenants to Shopify that:

5.1.1. Entering into and carrying out of the terms and conditions of this Agreement will not violate or constitute a breach of any obligation binding GLBE;

5.1.2. GLBE is duly organized, validly existing and in good standing under the laws of the state of jurisdiction of its formation and has full corporate power and authority to carry on its business as currently conducted;

5.1.3. When executed and delivered by GLBE, this Agreement will constitute the legal, valid and binding obligation of GLBE, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other applicable laws of general application relating to or affecting creditors’ rights and general principles of equity;

5.1.4. GLBE has obtained and is in compliance with all licenses, permits, memberships, consents and authorizations required to perform all its obligations under this Agreement and other agreements that must be executed to effect the services provided by GLBE as expressly set forth herein, and which shall be maintained at all times during the term of this Agreement;

5.1.5. To GLBE’s knowledge, any Materials and the intellectual property rights to such Materials it may provide to Shopify do not violate the intellectual property rights of any third party;

5.1.6. There is no pending, nor to the knowledge of GLBE, threatened, suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director or employee that has not been previously disclosed in writing and that would materially or adversely affect its financial condition or its ability to perform services under or in connection with this Agreement;

5.1.7. GLBE shall at all times comply with and conduct its activities in connection with this Agreement in accordance with Applicable Law;

5.1.8. GLBE shall perform all obligations hereunder in a timely, skillful, professional and workman-like manner by qualified personnel exercising care, skill and diligence consistent with good practices in the financial services industry, and will devote adequate resources to meet its obligations hereunder, in accordance with the terms and conditions of this Agreement;

5.1.9. GLBE has implemented and will maintain an enterprise governance, third-party risk management, and a compliance program that includes legal and regulatory training requirements related to its services contemplated under this Agreement; and

5.1.10. GLBE’s services and deliverables, including GLBE Materials, will be free from all viruses, worms, Trojan horses, and malicious code.

5.1.11. GLBE will at all times comply with and conduct its activities in connection with this Agreement in accordance with the Shopify Partner Terms and the Shopify API Terms, except to the extent such terms are inconsistent with this Agreement, in which case the terms of this Agreement shall apply.

5.2. Shopify Representations, Warranties and Covenants. Shopify represents, warrants, and covenants to GLBE that:

5.2.1. Entering into and carrying out of the terms and conditions of this Agreement will not violate or constitute a breach of any obligation binding Shopify;

5.2.2. Shopify is duly organized, validly existing and in good standing under the laws of the state of jurisdiction of its formation and has full corporate power and authority to carry on its business as currently conducted;

5.2.3. Shopify has obtained and is in compliance with all licenses, permits, memberships, consents and authorizations required to perform all its obligations under this Agreement;

5.2.4. To Shopify’s knowledge, Materials and the intellectual property rights to such Materials it may provide to Shopify do not violate the intellectual property rights of any third party; and

5.2.5. When executed and delivered by Shopify, this Agreement will constitute the legal, valid and binding obligation of Shopify, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Applicable Laws of general application relating to or affecting creditors’ rights and general principles of equity.

5.2.6. There is no pending, nor to the knowledge of Shopify, threatened, suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director or employee that has not been previously disclosed in writing and that would materially or adversely affect its ability to perform its obligations under or in connection with this Agreement;

5.2.7. Shopify shall at all times comply with and conduct its activities in connection with this Agreement in accordance with Applicable Law;

5.2.8. Shopify shall perform all obligations hereunder in a timely, skillful, professional and workman-like manner by qualified personnel exercising care, skill and diligence consistent with good practices in the financial services industry, and will devote adequate resources to meet its obligations hereunder, in accordance with the terms and conditions of this Agreement;

5.2.9. Shopify’s services and deliverables, including Shopify Materials, to the extent applicable or as required for this Agreement, will be free from all viruses, worms, Trojan horses, and malicious code.

6. Term and Termination.

6.1. Term. The term of this Agreement begins on the Effective Date and will remain in effect for an initial term of three (3) years (“Initial Term”), unless otherwise terminated as permitted herein. After the Initial Term, this Agreement shall automatically renew for successive 1-year periods (each, a “Renewal Term”) unless a Party provides the other Party with written notice of its election to terminate this Agreement at least 180 days prior to the expiration the then-current Renewal Term as applicable. The Initial Term together with all Renewal Terms shall be collectively referred to herein as the “Term.”

6.2. Termination for Convenience. Either Party may immediately terminate this Agreement for convenience by providing 180-days prior written notice to the other Party.

6.3. Termination for Cause. In addition to any other termination rights set forth in the Agreement, either Party (“Terminating Party”) may terminate this Agreement immediately upon notice to the other Party (“Non-Terminating Party”) (subject to the cure periods and notices noted below, if any) if:

6.3.1. Non-Terminating Party breaches any material provision relating to its security or confidentiality obligations of this Agreement;

6.3.2. Non-Terminating Party materially breaches any provision of this Agreement and the breach is capable of cure but Non-Terminating Party fails to cure such breach within 30 days following written notice to Non-Terminating Party from Terminating Party specifying in reasonable detail the nature of the claimed breach;

6.3.3. Non-Terminating Party materially breaches the Agreement in a manner that cannot be remedied;

6.3.4. GLBE undergoes a Change of Control;

6.3.5. Non-Terminating Party generally fails to pay its debts as they become due, admits in writing its inability to pay its debts generally, makes a general assignment for the benefit of creditors or any proceedings or filing of any petition seeking relief under Title 11 of the United States Code or if any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law is instituted by or against Non-Terminating Party or Non-Terminating Party takes any corporate action to authorize any of the actions set forth in this subsection; provided that this termination right shall only apply to an involuntary petition or proceeding under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law if such involuntary petition or proceeding is not dismissed within 60 days;

6.3.6. A court of competent jurisdiction (or other administrative body or Regulatory Authority empowered to issue such orders) issues a final order or judgment holding that this Agreement or the services and deliverables offered hereunder are in violation of or are prohibited by Applicable Law;

6.3.7. There is any obligation placed on Terminating Party by a Regulatory Authority or any other third party after the Effective Date that the Terminating Party determines, in its sole and reasonable discretion, would materially diminish the economic value of the Agreement to the Terminating Party, make performance infeasible, or otherwise have a material and adverse effect on the Terminating Party; or

6.3.8. With immediate effect, if so required by a Regulatory Authority or Applicable Law, or Non-Terminating Party is issued a warning or any other form of reprimand by a Regulatory Authority, and if the Regulatory Authority permits a cure, Non-Terminating Party then fails to remedy or cure such situation within 90 days or the cure period designated by Applicable Law or Regulatory Authority, whichever is earlier, following written notice to Non-Terminating Party specifying in reasonable detail the nature of the cause. In the event the non-Terminating Party does not comply with such requirement, the non-Terminating Party shall be responsible for all Losses to the Terminating Party arising from or related to such non-compliance.

6.4. Effect of Termination. In the event either Party terminates this Agreement for any reason whatsoever, then each Party will return or destroy, as requested by the Disclosing Party, all Confidential Information of the other Party, except to the extent (i) this Agreement requires or permits the express retention of the Confidential Information; (ii) in accordance with the Receiving Party’s record retention policy; (iii) such Confidential Information is retained in automated backups provided that the Receiving Party does not access such Confidential Information; or (iv) as otherwise required by Applicable Law and in which case, such Confidential Information will remain subject to the confidentiality provisions of this Agreement until such time that such obligations expire and the applicable Party certifies the return or destruction of such Confidential Information in accordance with this Section 6.4 (Effect of Termination) and Section 7 (Confidential Information).

7. Confidential Information.

7.1. Obligations for Confidential Information. Each Party shall hold the Confidential Information of the other Party in confidence and the Receiving Party will disclose such information only to its Personnel who reasonably require access to such Confidential Information. Disclosing Party will be liable for all damages arising out of such third parties’ disclosure of Confidential Information. A Receiving Party may use the Confidential Information only as necessary for Receiving Party’s performance under or pursuant to rights granted in this Agreement and for no other purpose. A Receiving Party shall protect or be required to protect, in the case of Receiving Parties that are third parties so authorized to receive Confidential Information pursuant to this Agreement, the Disclosing Party’s Confidential Information using at least the same degree of care it uses to protect its own Confidential Information, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems or to carry out the purpose of the Agreement) of such Confidential Information.

7.2. Compelled Disclosure. If a court or governmental agency having proper jurisdiction over the Parties requires a Receiving Party to disclose any Confidential Information, then Receiving Party will promptly provide the Disclosing Party notice of such requirement (to the extent permissible under applicable law) to enable the Disclosing Party to seek an appropriate protective order.

7.3. Authorized Disclosure. A Receiving Party may disclose the Disclosing Party’s Confidential Information with the written authorization of the Disclosing Party.

7.4. Exclusions. Subject to the last sentence of this Section 7.4 (Exclusions), the term “Confidential Information” excludes any portion of such information that a Receiving Party can establish by clear and convincing evidence to have been: (i) publicly known without breach of this Agreement; (ii) known by the Receiving Party prior to its receipt from the Disclosing Party; (iii) received in good faith from a third-party source that to Receiving Party’s reasonable knowledge rightfully disclosed such information without an obligation of confidentiality; or (iv) developed independently by Receiving Party without use or reference to the Disclosing Party’s Confidential Information.

7.5. Filings. Neither Party shall file the Agreement (including any addendum, schedule, supplement or attachment), or any future amendment or supplement hereto, with the SEC or with the Canadian securities regulators unless such filing is required under Applicable Law. In the event that a Party determines that the Agreement (or amendment or supplement) must be filed with the SEC or with the Canadian securities regulators under applicable law, it shall take all actions necessary to obtain confidential treatment to the extent possible for the Agreement and all exhibits, addenda, schedules, supplements and attachments (including all pricing attachments).

7.6. Remedies. If the Receiving Party or its representatives or agents breach the obligations set forth in this Section 7 (Confidential Information), then irreparable injury may result to the Disclosing Party or third parties entrusting Confidential Information to the Disclosing Party. Therefore, the Disclosing Party’s remedies at law may be inadequate and the Disclosing Party will be entitled to seek an injunction to restrain any continuing breach. Notwithstanding any limitation on Receiving Party’s liability, the Disclosing Party will further be entitled to any other rights and remedies that it may have at law or in equity.

8. Intellectual Property Rights.

8.1. Shopify Materials. To the extent that Shopify provides any Shopify Materials to GLBE pursuant to this Agreement, the following shall apply:

8.1.1. License. Shopify hereby grants to GLBE a limited, non-exclusive, non-transferable, non-sublicensable and revocable license to the Shopify Materials during the Term, solely as necessary for GLBE fulfill its obligations under this Agreement and for no other purpose.

8.1.2. Ownership. The Shopify Materials are owned by Shopify and licensed to GLBE and not sold to GLBE. Shopify owns and reserves all right, title and interest in and to the Shopify Materials and all Intellectual Property Rights therein.

8.1.3. Risk of Loss. To the extent that Shopify provides any Shopify Materials to GLBE for the performance of its obligations under this Agreement, GLBE will: (i) take all reasonable precautions to protect such property against loss, damage, theft or disappearance; (ii) take no actions that affect Shopify’s title or interest; (iii) abide by specifications and use instructions; (iv) not give access to any third party without Shopify’s prior written consent; and (v) not reverse engineer, decompile, disassemble, modify, create derivative works of or otherwise create, attempt to create or derive, or permit or assist any third party to create or derive, the source code underlying the Shopify Materials.

8.1.4. Approval. To the extent that GLBE will display the Shopify Materials in any publicly-available medium, GLBE will seek Shopify’s prior written consent for such display, such consent not to be unreasonably withheld, conditioned or delayed by Shopify.

8.1.5. Removal of Shopify Materials. Shopify, acting reasonably, shall be entitled to request the removal of all or certain of the Shopify Materials from any medium in which they are used by GLBE and, upon receipt of such request GLBE shall cease using such Shopify Materials within 10 business days.

8.2. GLBE Materials. To the extent that GLBE provides any GLBE Materials to Shopify pursuant to this Agreement, the following shall apply:

8.2.1. License. GLBE hereby grants to Shopify a limited, non-exclusive, non-transferable, non-sublicensable and revocable license to the GLBE Materials during the Term, solely as necessary for Shopify to fulfill its obligations under this Agreement and for no other purpose.

8.2.2. Ownership. The GLBE Materials are owned by GLBE and licensed to Shopify and not sold to Shopify. GLBE owns and reserves all right, title and interest in and to the GLBE Materials and all Intellectual Property Rights therein.

8.2.3. Risk of Loss. To the extent that GLBE provides any GLBE Materials to Shopify for the performance of its obligations under this Agreement, Shopify will: (i) take all reasonable precautions to protect such property against loss, damage, theft or disappearance; (ii) take no actions that affect GLBE’s title or interest; (iii) abide by specifications and use instructions; (iv) not give access to any third party without GLBE’s prior written consent; and (v) not reverse engineer, decompile, disassemble, modify, create derivative works of or otherwise create, attempt to create or derive, or permit or assist any third party to create or derive, the source code underlying the GLBE Materials.

8.2.4. Removal of GLBE Materials. GLBE, acting reasonably, shall be entitled to request the removal of all or certain of the GLBE Materials from any medium in which they are used by Shopify and, upon receipt of such request Shopify shall cease using such Shopify Materials within 10 business days.

8.3. Reservation of Intellectual Property Rights. Nothing in this Agreement shall be construed as granting either Party a license to use in any way the Intellectual Property Rights of the other Party, except as provided in this Agreement. Neither Party shall take any action that interferes with the other Party’s Intellectual Property Rights or attempt to copyright or patent any part of the other Party’s Intellectual Property Rights or attempt to register any trademark, service mark or trade name that is identical or confusingly similar to the other Party’s marks.

9. Miscellaneous.

9.1. Public Releases; Required Release. All media releases, public announcements and public disclosures by Shopify or GLBE or their representatives, employees, partners or agents, relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party, shall be coordinated with and approved by both Parties in writing prior to the release thereof. Each Party may file the Agreement

(including any addendum, schedule, supplement or attachment), or any future amendment or supplement hereto, with the SEC or with the Canadian securities regulators if such filing is required under the applicable regulations or Applicable Law. In the event that a Party determines that the Agreement (or amendment or supplement) must be filed with the SEC or with the Canadian securities regulators under applicable law, it shall take all actions necessary to obtain confidential treatment to the extent possible for the Agreement and all exhibits, addenda, schedules, supplements and attachments (including all pricing attachments).

9.2. Non-Disparagement. In public communications or direct private communications with Merchants, GLBE will not make disparaging or derogatory statements about Shopify or any Shopify product or service and further will not seek to encourage or induce a Merchant to cease using any Shopify service; provided, however, nothing herein shall: (a) prohibit GLBE from engaging in general marketing of its products or services which are competitive to the products and services of Shopify and which are issued in accordance with section 9.1, or (b) prohibit complaints by employees of GLBE in their individual capacity as consumers or customers of Shopify or its affiliates.

9.3. Escalation. Any dispute, controversy or claim relating to all or any of the provisions of this Agreement shall be referred to the senior management of the Parties - GLBE’s CRO and Shopify’s Commercial Lead - for good faith discussions and resolution. If any dispute, controversy, or claim cannot be resolved by such good faith discussions between the above mentioned senior managers within three business days, it shall be referred to a discussion between GLBE’s President and Shopify’s Vice President, Merchant Services for expeditious resolution.

9.4. Independent Contractors.

9.4.1. GLBE and Shopify agree that they are independent contractors to each other in performing their respective obligations hereunder. This Agreement will not be construed as creating a relationship of employment, agency, partnership, joint venture or any other form of legal association. Neither Party has any power to bind the other Party or to assume or to create any obligation or responsibility on behalf of the other Party or in the other Party’s name.

9.4.2. Each Party’s personnel are not eligible for, nor may they participate in, any employee benefit plans of the other Party, and the non-employing Party will not insure the employing Party for workers’ compensation coverage or for unemployment insurance. Each Party is solely responsible for and agrees to comply with all federal and state laws and regulations with respect to: (i) hire, tenure, and conditions of employment; (ii) hours of work, salaries and compensation (including unemployment compensation); (iii) deductions and withholdings; (iv) payment of any and all contributions, taxes and assessments, with respect to all Party Personnel who provide services hereunder; and (v) the keeping of records and making of reports.

9.5. Notices. For a notice or other communication under this Agreement to be valid, it must be in writing and delivered via email, or by a globally recognized express delivery service or fax (followed by an email copy, receipt of which need not be acknowledged) to the other party at the address listed herein. Any such notice or communication will be deemed to have been delivered and received (1) in the case of email, on the date the recipient acknowledges having received the email, with an automatic “read receipt” constituting acknowledgment of an email for purposes of this Section and (2) in the case of a globally recognized express delivery service, the business day on which receipt by the addressee is confirmed pursuant to the service’s systems, and (3) by fax on the date of delivery of such fax with a confirmation of such fax being delivered. Either party may update its address for notice by giving the other party written notice of the new address.

9.6. Taxes.

9.6.1. Each Party is responsible for all its respective applicable Taxes that arise from or as a result of any activities under this Agreement or with respect to Party’s dealings with a Merchant.

9.6.2. The payment of any consideration by GLBE to Shopify under this Agreement shall be made without the deduction or withholding of any Taxes, unless otherwise required by law. If such deduction or withholding is so required, GLBE shall pay the amount of such Taxes so imposed to the applicable taxing authority, and shall pay such additional amounts to Shopify so that Shopify receives the net amount after such deduction or withholding that it would have received had no such deduction or withholding been imposed.

9.6.3.

9.7. Indemnities.

9.7.1. GLBE agrees to defend, indemnify and hold harmless Shopify, its affiliates, subsidiaries, officers, directors, shareholders and employees against any third party claim, suit or demand (including reasonable legal fees) made or incurred by any third party due to or arising out of (a) a breach of this Agreement; (b) GLBE’s gross negligence, fraud, or wilful misconduct in carrying out the terms of this Agreement; (c) a claim that the GLBE Services infringes any third party’s intellectual property rights; (d) any Merchant’s use of the GLBE Services, including any claim made by customs or tax authorities; (e) any violation of Applicable Laws; (f) harm, injury or loss related to a product sold by GLBE in connection with the GLBE Services; or (g) any Security Event which occurs on any GLBE information system.

9.7.2. Shopify agrees to defend, indemnify and hold harmless GLBE, its affiliates, subsidiaries, officers, directors, shareholders and employees against any third party claim, suit or demand (including reasonable legal fees) made or incurred by any third party due to or arising out of (a) a breach of this Agreement; (b) Shopify’s gross negligence, fraud, or wilful misconduct in carrying out the terms of this Agreement; or (c) any Security Event which occurs on any Shopify’s information system.

9.8. Limitation of Liability.

9.8.1. IN NO EVENT SHALL EITHER PARTY (OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES) BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

9.8.2. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR REPRESENTATIVES BE LIABLE FOR AN AMOUNT EXCEEDING ANY AMOUNTS PAID BY GLBE UNDER THIS AGREEMENT IN THE [***] PRECEDING THE OCCURRENCE OF FACTS THAT FIRST GIVE RISE TO ANY LIABILITY HEREUNDER, PROVIDED THAT DURING THE FIRST [***] OF THE TERM SUCH LIMITATION WILL BE BASED ON THE AVERAGE MONTHLY REVENUE SHARE PAID UNDER THIS AGREEMENT PRIOR TO THE DATE OF THE FIRST CLAIM GIVING RISE TO SUCH LIABILITY MULTIPLIED BY [***]. THE EXISTENCE OF MORE THAN ONE CLAIM OR EVENT FROM WHICH LIABILITY ARISES WILL NOT ENLARGE THIS AGGREGATE LIMITATION. THIS AGGREGATE LIMIT IS A SINGLE, GLOBAL LIMIT THAT APPLIES COLLECTIVELY (AND NOT INDIVIDUALLY) TO EVENTS GIVING RISE TO LIABILITY OF EACH PARTY.

9.8.3. EXCLUSIONS. THE LIMITATIONS OF LIABILITY SET FORTH HEREIN SHALL NOT APPLY TO (A) GLBE’S OBLIGATION TO PAY CONSIDERATION DUE PURSUANT TO SECTION 3; OR (B) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

9.9. Entire Agreement. This Agreement, together with the Partner Terms and the API Terms, as applicable, constitute the complete and entire agreement of the Parties with respect to the relationship between the Parties and in particular the subject matter hereof, and supersedes all prior oral and written agreements, understandings, and communications between the Parties, and further this Agreement prevails over any inconsistency with the Shopify Partner Terms and the Shopify API Terms. For the avoidance of doubt this Agreement shall not terminate or be deemed to be terminated or amended even if the Shopify Partner Terms and Shopify API Terms are amended, varied, expire or otherwise replaced, changed by Shopify.

9.10. Amendment and Waiver. No amendment of this Agreement will be effective unless it is in writing and signed by both Parties. No waiver of a party’s failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the other party.

9.11. Governing Law and Forum. This Agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to its principles of conflicts of law. Any dispute regarding this Agreement must be decided by a court of competent jurisdiction located in Ontario, Canada.

9.12. This Agreement may be executed and delivered in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

*********

IN WITNESS WHEREOF, the Parties have executed this Agreement by their authorized representatives as of the Agreement Effective Date.

/s/ Amir Schlachet GLOBAL E-ONLINE LTD.	/s/ Amy Shapero SHOPIFY INC.

By: Amir Schlachet	By: Amy Shapero

Title: CEO	Title: Chief Financial Officer

/s/ John Riordan SHOPIFY INTERNATIONAL LIMITED

By:	John Riordan
Title:	Director

[***]